EXHIBIT 10




                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                     VIDEOLABS, INC. A DELAWARE CORPORATION

                                       AND

                  VIDEO DYNAMICS, INC., A FLORIDA CORPORATION,
                              MR. RICHARD CANE, AND
                                 MR. WAYNE BYARD



                                     Dated:


                                  April 6, 1998








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                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("AGREEMENT") is entered into April 6, 1998, by and between VideoLabs, Inc., a Delaware corporation ("BUYER"), Video Dynamics, Inc., a Florida corporation ("SELLER"), and Mr. Richard Cane and Mr. Wayne Byard (collectively, the "SHAREHOLDERS"). Buyer, Seller, and Shareholders are referred to collectively as the "PARTIES."

                                    RECITALS:

     A. Seller is engaged in the design, manufacture and distribution of image capture, transmission and manipulation devices, including video cameras and accessory components, designed primarily for use in the medical industry (the "BUSINESS"). The Business is conducted from 13790 N.W. 4th St., Suite 112, Sunrise Florida 33325 (the "PREMISES").

     B. Shareholders together own 100% of the voting and equity interest of Seller. In addition to this interest, Shareholders also individually or collectively own certain patents, trademarks, trade secrets, and other intellectual property rights (both registered, nonregistered, pending, etc.) which are or have been used by the Seller in conducting the Business (collectively, the "SHAREHOLDERS' INTELLECTUAL PROPERTY").

     C. Buyer desires to purchase and Seller desires to sell all of the assets related to the Business upon the terms and conditions as set forth in this Agreement. In addition, Buyer desires to purchase and the Shareholders desire to sell the Shareholders' Intellectual Property upon the terms and conditions set forth in this Agreement.

                                   AGREEMENTS:

     NOW THEREFORE, in consideration of the foregoing Recitals and the mutual covenants, representations and warranties contained in this Agreement, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

                                    ARTICLE 1
                           PURCHASE AND SALE OF ASSETS

     1.1 PURCHASE AND SALE OF ASSETS. On the terms and subject to the conditions of this Agreement, Buyer shall purchase from Seller, and Seller shall sell, assign, transfer, convey and deliver to Buyer, on the Closing Date, all of the assets of the Business as of the Closing Date, wherever located (the "ASSETS"), including, but not limited to, the following:

                        (a) All cash on hand and all amounts in any checking,
            savings or investment accounts including, without limitation, all amounts in the checking, savings and investment accounts listed on
            Schedule 1.1(a);


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                        (b) All accounts receivable, other receivables, prepaid
            assets and intangible assets owned by the Seller including, without limitation, the other receivables, prepaid assets and intangible assets listed on Schedule 1.1(b);

                        (c) All inventory, work in process, raw materials and
            component parts of the Seller;

                        (d) All manufacturing, shop and office equipment used by
            the Seller including, without limitation, the equipment listed on
            Schedule 1.1(d);

                        (e) All customer lists, contracts, sales orders in
            process, business records, advertising pieces and materials, licenses, trade names, trademarks, service marks, assumed or fictitious names, the name "Video Dynamics", trade secrets, shop rights, and all vendor and supplier lists owned by Seller;

                        (f) All plans, specifications, drawings, schematics,
            designs, prototypes, procedures, creations, methods and related materials owned by Seller, regardless of their stage of completion;

                        (g) All business telephone numbers (to be reassigned by
            Seller to Buyer at Closing); and

                        (h) Patent No. 4,963,903 (Camera Positioning System)
            dated October 16, 1990.

     The sale and delivery of all cash and accounts receivable is subject to adjustment and limitation pursuant to the provisions of Section 1.4 below. The corporate entity, Video Dynamics, Inc., a Florida corporation, its books and records, are not included in this sale.

     1.2 PURCHASE AND SALE OF SHAREHOLDERS' INTELLECTUAL PROPERTY. On the terms and subject to the conditions of this Agreement, Buyer shall purchase from Shareholders, and Shareholders shall sell, assign, transfer, convey and deliver to Buyer, on the Closing Date, all of their interests in the Shareholders' Intellectual Property, which includes, but is not limited to, all of their respective rights, privileges and goodwill worldwide associated with the following:

                        (a) Trademark Reg. No. 1,573,105 (Flexi-Cam) Registered
            December 26, 1989;

                        (b) Trademark Reg. No. 1,551,762 (Flexi-Mount)
            Registered August 15, 1989;

                        (c) Patent No. 5,239,984 (Hand-Held Opto-Diagnostic
            Instrument System) dated August 31, 1993;

                        (d) Patent No. Des. 363,778 (Coupler for Adapting a Beam
            Splitter to an Otoscope) dated October 31, 1995; and


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                        (e) Pending Application No. 08/565,176 (Ergonomic
            Hand-Held Optical Diagnostic Instrument) filed November 30, 1995.

     1.3 ASSUMPTION OF SPECIFIC LIABILITIES BY BUYER. Subject to adjustment pursuant to the provisions of Section 1.4 below, Buyer shall assume as of the Closing Date the following, but only the following, liabilities of the Seller as of the Closing Date (collectively the "Assumed Liabilities):

                        (a) all unpaid trade payables incurred by Seller in the
            ordinary course of the Business prior to Closing;

                        (b) all unpaid accrued payroll liabilities of the Seller
            incurred in the ordinary course of the Business prior to the Closing;

                        (c) all unpaid other ordinary and necessary business
            liabilities of the Seller as of the Closing of the types listed on
            Schedule 1.3(c); and

                        (d) Seller's obligations under the Standard Office
            Building Net Lease dated January 15, 1998 between Seller and Coral Sawgrass Associates relating to Suite 112, 13790 N.W. 4th Street, Sunrise, Florida 33325 (the "Lease"), which has been provided to and approved by Buyer.

Excepting only those debts, liabilities and other obligations of the Seller set out above, the Buyer is not, and shall not assume or be responsible for, any debts, liabilities or other obligations of the Seller, the Shareholders, or the Business. Seller and Shareholders shall be solely liable for and shall indemnify and hold Buyer harmless against all such other debts, liabilities and obligations arising from the ownership, use and operation of the Business, the Assets and/or the Shareholders' Intellectual Property prior to the Closing Date, whether contingent or fixed, and whether or not reflected on the books and records of Seller or Shareholders. Likewise, Buyer shall be solely liable for and shall indemnify and hold Seller and Shareholders harmless from and against all such other debts, liabilities and obligations arising from the ownership, use and operation of the Business, the Assets and/or the Shareholders' Intellectual Property beginning after the Closing Date.

            1.4   CLOSING ADJUSTMENTS TO ASSETS OR ASSUMED LIABILITIES.

                        (a) Five (5) days prior to the Closing, the Seller shall
            prepare and deliver to Buyer a projected balance sheet estimated as of the Closing Date (the "CLOSING BALANCE SHEET"), which shall include the Assets, at their respective book value as of the Closing, and the Assumed Liabilities in the amounts to be assumed by Buyer at the Closing. The Closing Balance Sheet shall, with respect to the items to be included thereon, be prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"). During the five (5) days preceding the Closing, the Seller shall permit the Buyer full and complete access to the Business and the books and records of the Seller to verify the Closing Balance Sheet. Up to and at the Closing, Seller shall adjust the Closing Balance Sheet for any errors discovered by Buyer prior to the Closing and for any changes in the balances

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            thereof to the Closing Date. At the Closing, the Seller shall represent and certify to the Buyer that the Closing Balance Sheet is true, correct and complete as of the Closing Date, and has been prepared in accordance with this Section 1.4.

                        (b) If, as reflected on the Closing Balance Sheet as of
            the Closing Date, the book value of the Assets less the amount of the Assumed Liabilities (the "NET EQUITY") exceeds $365,000, then effective as of the Closing Date the Seller will be entitled to retain (and the Assets shall exclude) first cash, and then accounts receivable to the extent there is insufficient cash, in an amount that will reduce the Net Equity as assigned to the Buyer to $365,000.

                        (c) If, as reflected on the Preliminary Closing Balance
            Sheet as of the Closing Date, the Net Equity is less than $335,000, then effective as of the Closing Date the Buyer will have the following options, one of which shall be selected by the Buyer at or prior to the Closing:

                                    (i) the Seller's Assumed Liabilities shall
                        be reduced (and among them as the Buyer shall determine), and the Seller shall retain a sufficient amount of the Seller's liabilities to increase the Net Equity to $335,000; or

                                    (ii) the Buyer may terminate the purchase
                        and sale and this Agreement, without liability or penalty to the Buyer.

     1.5 ASSET PURCHASE PRICE. Subject to the terms and conditions of this Agreement, the total consideration to be paid by Buyer to Seller at the Closing for the Assets shall be $300,000 (the "ASSET PURCHASE PRICE"), payable in capital stock of the Buyer pursuant to Section 1.6 below.

     1.6 PAYMENT OF ASSET PURCHASE PRICE. The Asset Purchase Price shall be paid in Buyer's common stock, par value $.01 per share (the "Common Stock"), by delivery at closing of an equivalent number of shares of Common Stock, valued as the average of the closing bid and asked prices of the Common Stock over the twenty (20) trading days preceding the Closing Date (the "SHARES"). Such Shares shall not be registered Shares, will be restricted Shares within the meaning of the Securities Act of 1933, as amended, and any applicable state blue sky laws (collectively, the "SECURITIES ACT"), and will be imprinted with a restrictive legend which declares the unregistered nature of the Shares, consistent with the attached Exhibit A. The Buyer agrees to cause the Shares to be registered under the Securities Act within one (1) year after the Closing. Notwithstanding
Article 10 of this Agreement, in the event the Buyer does not so register the Shares within such time period, the Shareholders may pursue their rights and remedies in a court of competent jurisdiction in the State of Florida or Federal court sitting in Florida.

            1.7 SHAREHOLDERS' INTELLECTUAL PROPERTY PURCHASE PRICE. Subject to the terms and conditions of this Agreement, the total consideration to be paid by Buyer to Shareholders at the Closing for the Shareholders' Intellectual Property Rights shall be $200,000 (the "INTELLECTUAL

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PROPERTY PURCHASE PRICE"), to be allocated between them as they shall request in writing to Buyer prior to the Closing, or one-half to each if no such notice is provided.

     1.8 PAYMENT OF THE INTELLECTUAL PROPERTY PURCHASE PRICE. Payment of the Intellectual Property Purchase Price shall be made at Closing by cashiers or certified check, or by wire transfer in immediately available funds to such accounts as are specified by the Shareholders to Buyer prior to Closing.

                                    ARTICLE 2
                                      TAXES

     Seller or Shareholders, as applicable, shall pay any sales, use, excise or similar taxes or governmental charges, if any, with respect to the transfer of the Assets or Shareholders' Intellectual Property under this Agreement. Buyer agrees to execute and deliver to Seller any certificates reasonably requested by Seller relating to sales and use tax exemptions.

                                    ARTICLE 3
                                     CLOSING

     Subject to the terms and conditions contained in this Agreement, including the satisfaction or waiver of the conditions to Closing set forth in Section 7 hereof, the closing of the transactions to be effected hereunder (the "CLOSING") shall be held at the offices of Hinshaw & Culbertson, One East Broward Boulevard, Suite 1010, Fort Lauderdale, Florida 33301 at 10:00 a.m. on April 6, 1998, or at such other time and place or on such other date as shall be mutually agreed upon in writing by Buyer and Seller (the actual date of such Closing is herein called the "CLOSING DATE"). Time is of the essence, however, and Buyer, Seller, and Shareholders agree that if all conditions to Closing cannot be satisfied by the targeted Closing Date of April 6, 1998, they will each consent to a reasonable extension of such date to allow necessary conditions to be satisfied. If all conditions to Closing cannot be satisfied or are not waived prior to April 15, 1998, neither Seller, Buyer, nor Shareholders shall have any obligation to proceed with Closing; provided that the foregoing shall not terminate, release or be deemed a waiver of any right or remedy a party may have as a result of a breach of this Agreement by the other.

                                    ARTICLE 4
                              ADDITIONAL COVENANTS

     4.1 PRE-CLOSING COVENANTS. Buyer, Seller, and Shareholders each agree as follows with respect to the period between execution of this Agreement and the
Closing:

                        (a) General. Each of the Parties will use all reasonable
            commercial efforts to take all actions, and to do all things necessary, proper, or advisable, to consummate and make effective the transactions contemplated by this Agreement (including, without limitation, satisfying the conditions precedent to Closing).

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                        (b) Buyer's Access to Records and Employees. Seller
            shall allow Buyer and its representatives full and complete access to the books and records and business premises of Seller related to the Business for purposes of conducting a due diligence investigation, as determined to be necessary by Buyer, and shall allow Buyer full access to interviewing, discussing and offering employment possibilities to Seller's employees employed exclusively in the Business. All employment decisions, as well as the terms and conditions of employment, shall be solely within the discretion of the Buyer. The Seller shall not hinder the efforts of the Buyer in employing any such personnel.

                        (c) Maintenance of Assets and Continued Operations.
            Seller shall maintain the Assets in good repair, order and condition, reasonable wear and use excepted. Seller shall continue to operate the Business to the best of its abilities, but only in the ordinary course of business and in a manner consistent with the operations of the Business during the twelve month period prior to the date of this Agreement. Seller shall take no action which would or could be detrimental to the Assets or the Business, except in the ordinary course of business and in furtherance of Seller's obligations under this Agreement. Seller shall maintain the books and records of the Business in the usual, regular and ordinary manner on the basis consistent with prior periods.

                        (d) Protection of Shareholders' Intellectual Property.
            Shareholders shall maintain and protect the rights and security of the Shareholders' Intellectual Property to the best of their ability and in a manner consistent with their past conduct. Shareholders shall take no action which would or could be detrimental to the Shareholders' Intellectual Property, or the rights to be acquired by Buyer thereunder as contemplated in this Agreement.

                        (e) Notice of Developments/Risk of Loss. Seller and
            Shareholders shall give prompt written notice to Buyer of any material developments affecting the Business, Assets, or the Shareholders' Intellectual Property prior to Closing. Seller and Shareholders, as applicable, shall bear the risk of loss as to any or all of the Assets and Shareholders' Intellectual property prior to Closing.

     4.2 CONFIDENTIALITY AND NONDISCLOSURE. From and after the Closing, Seller and Shareholders each agree to maintain the confidentiality of all information concerning the Business, the Assets, the Shareholders' Intellectual Property, and the Assumed Liabilities. Except as required by law or legal or administrative process, Seller and Shareholders shall not disclose any such information to any third party and shall not permit any such information to be used by them other than in connection with the transactions contemplated by this Agreement, the operation of the Business up to the Closing, and the preparation of financial statements and tax returns for such parties. The Seller and each of the Shareholders shall cooperate with the Buyer's disclosure requirements by reasonably and timely approving any press releases or other disclosures to be made by Buyer. While this Agreement remains in effect, Seller and Shareholders shall not negotiate for the sale of the Business or any substantial portion of the Assets of the Business, or the Shareholders' Intellectual Property, with any other party, and each of Seller or the Shareholders, as applicable, shall promptly notify Buyer of any offers or inquiries received by them prior to the Closing.

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     4.3 NONCOMPETITION AGREEMENT. As additional consideration for the payment of the Asset Purchase Price and the Intellectual Property Purchase Price hereunder, and as an inducement to the Buyer to enter into this Agreement, the Seller hereby agrees that for a period of six (6) years after the Closing Date, and each of the Shareholders, jointly and severally, hereby covenants and agrees that for a period equal to the lesser of (i) six (6) years from the Closing Date, or (ii) one (1) year after the expiration or earlier termination (regardless of fault or the reason for such termination) of their respective Employment Agreement (as applicable, the "RESTRICTED TERM"), the Seller and the Shareholders will not, directly or indirectly, own, manage, operate, control, be employed by, act as an advisor or consultant to, or participate in, the ownership, management, operation, or control of any business involving image capture solutions or image capture, transmission and/or manipulation devices, or any other business similar to that heretofore conducted by the Seller in the United States of America; provided, however, that any services provided by the Shareholders to Buyer shall not be subject to the restrictions of this Section 4.3; and provided further that the foregoing shall not prevent the Shareholders
(a) from owning the Shares; or (b) from owning not more than a one percent (1%) interest in any entity engaged in the foregoing restricted businesses whose securities are traded on any securities exchange or in the over-the-counter markets. Seller, Shareholders, and Buyer agree that in the event the above covenant against competition shall be construed by any court of competent jurisdiction to be too broad in time or area or both or otherwise to be enforceable, or any portion thereof is otherwise held invalid, then to the extent that the same is valid and enforceable it shall remain in full force and effect, and to the extent any provision or portion is unenforceable or invalid, the same shall be deemed modified and limited to the extent necessary to make the same enforceable and valid and to give effect to the expressed intent of the parties to the maximum extent possible.

                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES
                           OF SELLER AND SHAREHOLDERS

     Seller and Shareholders, individually and collectively, represent, warrant, covenant and agree with Buyer that the following representations and warranties are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date:

     5.1 ORGANIZATION OF SELLER; AUTHORITY OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Florida. Seller has all requisite power and authority, licenses and permits, to own and operate the Assets and to carry on the Business as currently conducted. Seller has full corporate power and authority to make the representations, warranties and agreements made in this Agreement, to execute and deliver this Agreement and the other documents delivered by Seller in connection with this Agreement at or prior to Closing (the "ANCILLARY DOCUMENTS"), and to perform its obligations under this Agreement and the Ancillary Documents.

     5.2 AUTHORIZATION OF AGREEMENT AND ENFORCEABILITY. This Agreement has been, and the Ancillary Documents will be, duly and validly authorized, executed and delivered by Seller and

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Shareholders, and constitute legal, valid and binding obligations of Seller and
Shareholders, enforceable against Seller and Shareholders in accordance with their respective terms.

     5.3 EFFECT OF AGREEMENT. Neither the execution, delivery and performance of this Agreement or the Ancillary Documents by Seller or Shareholders, nor the consummation by Seller or Shareholders of the transactions contemplated herein or therein, will (a) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Seller, (b) constitute or result in the breach of, conflict with or give rise to a right of forfeiture, termination, cancellation or acceleration with respect to, any term, condition or provision of any note, bond, mortgage, indenture, license or other contract or obligation to which Seller or either Shareholder is a party or by which Seller or either Shareholder or any of their respective assets may be bound, or (c) violate any law, statute, regulation, judgment, order, writ, injunction, or decree applicable to Seller, Shareholders, any of the Assets or any of the Shareholders' Intellectual Property.

     5.4 FINANCIAL STATEMENTS AND FINANCIAL PERFORMANCE. Seller has provided Buyer with copies of balance sheets and statements of income for the Business for the fiscal years ended September 30, 1997 and 1996. The foregoing financial statements ("FINANCIAL STATEMENTS") have been prepared on a basis consistent with that of prior years or periods, are correct and complete, and fairly present the financial position and results of operations of the Business as of the dates and for the periods indicated.

     5.5 TITLE TO ASSETS; ABSENCE OF LIENS AND ENCUMBRANCES. Seller and Shareholders have good and marketable title to the Assets and Shareholders' Intellectual Property, as applicable, free and clear of all security interests, claims, liens, mortgages, charges and encumbrances, excepting only the interests listed on Schedule 5.5, which will be released in full at the Closing. All Assets and physical representations and records of the Shareholders' Intellectual Property are located at the Premises.

     5.6 CONDITION OF ASSETS. All Assets which are inventory are in good and merchantable condition, and were purchased by Seller for manufacture and resale to customers in the ordinary course of its Business. All Assets which are tangible personal property other than inventory were properly maintained in accordance with normal and customary business practice and are in good working order and condition, ordinary wear and tear excepted. All accounts receivable included in the Assets arose from bona fide transactions in the ordinary course of conducting the Business and are, to the best knowledge of the Seller and the Shareholders, fully collectible at their respective face value without offset or deduction.

     5.7 INTELLECTUAL PROPERTY. The Shareholders are the sole owners of all of the Shareholders' Intellectual Property, in all cases free and clear of any license or other right of any other party to use the same. The Seller and the Shareholders, as applicable, have taken all action necessary to protect each material items of intellectual property included in the Assets or the Shareholders' Intellectual Property. Neither the Seller nor the Shareholders have been sued or charged in writing with or been a defendant in any claim, action or proceeding relating to the

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Business or any intellectual property used in the Business which has not been finally terminated prior to the date of this Agreement and which involves a claim of interference, infringement, misappropriation, or violation of intellectual property rights of third parties. To the best knowledge of Seller and the Shareholders, no third party has a claim to, interest in, interfered with, infringed upon or misappropriated any intellectual property rights of the Seller or the Shareholders with respect to any intellectual property being purchased by the Buyer hereunder. The intellectual property included in either the Assets or the Shareholders' Intellectual Property collectively constitute all of the intellectual property necessary to operate the Business as currently or heretofore conducted, and to the best of Seller's and Shareholders' knowledge the Shareholders' Intellectual Property is the only intellectual property used by the Seller which is not owned by the Seller.

     5.8 ASSUMED LIABILITIES; CONTRACTS. All Assumed Liabilities arose from bona fide transactions conducted in the ordinary course of the Business prior to the Closing. Other than the Lease, there are no written contracts or agreements to which Seller is a party and which are necessary to the operation of the Business as conducted by Seller since September 30, 1997. The Lease is in full force and effect, and the Seller is not in default (and there has not occurred any event which with the passage of time, the giving of notice, or both, which would constitute a default by Seller) thereunder. To the best knowledge of the Seller and the Shareholders, the Lease is the valid and binding obligation of the landlord thereunder, enforceable against the landlord in accordance with its terms, and the landlord thereunder is not in default (and there has not occurred any event which with the passage of time, the giving of notice, or both, which would constitute a default by the landlord) thereunder.

     5.9 TAX MATTERS. Seller and Shareholders have each accurately completed and timely filed all federal, state, local and other tax and information returns as required by law, and have paid all amounts for income, sales, use, gross receipts, property, employment and any other taxes, charges, levies or other assessments (collectively, "TAXES") shown as due on such returns.

     5.10 INSURANCE. Seller carries business casualty and general liability insurance in amounts commercially reasonable for a business engaged in the operation of the Business. To the extent required by law, Seller carries worker's compensation insurance in at least the amount required. The premiums on all such insurance policies have been paid and such policies shall remain in full force and effect through the Closing Date.

     5.11 PERMITS, LICENSES, COMPLIANCE WITH LAWS. Seller has all material permits, licenses, orders, consents and approvals of federal, state, local or foreign governmental or regulatory bodies that are required in order to permit Seller to carry on the Business as currently conducted, all of which are listed on Schedule 5.11 hereto. To the best knowledge of Seller, the Business has been and is being conducted in accordance and in material compliance with all applicable federal, state, local or foreign laws, codes and ordinances (and all rules and regulations of agencies thereof), including, without limitation, all environmental, health, safety and employment laws.


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     5.12 LITIGATION. There is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending before any federal, state, local, or other court or governmental, administrative, or self-regulatory body or agency, or any private arbitration tribunal, or to the knowledge of Seller or Shareholders threatened against, Seller, Shareholders, relating to the Business, any of the Assets, any of the Shareholders' Intellectual Property, or the transactions contemplated by this Agreement.

     5.13 EMPLOYEES. Seller has made all required payments for Social Security and other payroll withholding taxes and unemployment compensation insurance and all required contributions or premium payments related to all employment related benefit plans. No employees of Seller are subject to a collective bargaining agreement.

     5.14 BOOKS AND RECORDS. To the best of Seller's and Shareholders' knowledge, all of the books of account and other financial records of Seller and/or Shareholders related to the Business, the Assets, and the Shareholders' Intellectual Property have been made available to Buyer and its representatives and are, in all material respects, complete and correct, are maintained in accordance with good business practices, and are accurately reflected in Seller's Financial Statements.

     5.15 SUBSEQUENT EVENTS. Since September 30, 1997, there has not been any change in the operations, financial condition, results of operations or assets of the Seller or Shareholders' Intellectual Property that has had a material adverse effect on the Assets or the Business. In addition, and not in limitation, since that date:

                        (a) the Seller has not sold, leased, transferred or
            assigned any of the assets of the Business other than for fair value in the ordinary course of business;

                        (b) no party has accelerated, terminated, modified, or
            canceled any material agreement to which Seller is a party or by which it is bound relating to the Business;

                        (c) the Seller has not made any investment in or loan to
            any person involved in the Business and outside of the ordinary course of business; and

                        (d) except as provided in Section 5.17 below, the Seller
            has not received from a customer or supplier any notice or other communication terminating or threatening to terminate any material business relationships or agreements between Seller and any of its customers or suppliers and with respect to the Business.

     5.16 ENVIRONMENTAL COMPLIANCE. The Business and its operations and properties are in compliance with all environmental laws. No government agency or third party has submitted to the Seller any notification, demand, request for information, citation, summons, or complaint, and no order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened, relating to any environmental law. Except in substantial compliance with applicable environmental laws, hazardous materials have not been generated, used, treated or stored on, transported to or from, disposed of or released on any property owned or operated at any time by the Company.


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     5.17 CUSTOMERS. Schedule 5.17 sets forth the 10 largest customers of the
Business as of the date hereof based on revenues generated during the 12 months ended September 30, 1997. The relationships of the Seller with each of such customers are satisfactory commercial working relationships, and no such customer has cancelled or otherwise terminated, or threatened in writing, or to Seller's knowledge, threatened orally, to cancel or otherwise terminate, its relationship with the Business, except that Buyer acknowledges that Seller's former business relationship with Snowden Pencer has been substantially reduced. Seller does not in its ordinary course of business maintain written contracts with its customers and, indeed, has none.

     5.18 OTHER INFORMATION. To the best of Seller's and Shareholders' knowledge, none of the information and documents which have been or may be furnished by Seller, Shareholders, or either of their representatives to Buyer, or to any of its representatives, in connection with the transactions contemplated by this Agreement, is or will be materially false or misleading or contains or will contain any material misstatements of fact or omits or will omit any material fact necessary to be stated in order to make the statements therein not misleading, nor has Seller or Shareholders withheld from Buyer any material facts relating to the Assets or the Business as conducted by the Seller, or the Shareholders' Intellectual Property.

     5.19 BROKERS. Neither Seller nor Shareholders have engaged any broker, investment banker or other finder who may be entitled to a fee as a result of the transactions contemplated in this Agreement.

     5.20 INVESTMENT INTENT. The Seller acknowledges that the Shares have not been registered under the Securities Act. The Shares may not be sold or otherwise transferred unless registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration is available. The Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Shares in connection with this Agreement, and has been given the opportunity to inspect such books and records, and to ask such questions, as the Seller has determined appropriate in connection with acquiring the Shares. The Seller is acquiring the Shares for investment and not with a view toward or for sale or distribution thereof within the meaning of the Securities Act, or with any present intention of distributing or selling the Shares within the meaning of the Securities Act. The Seller acknowledges and agrees that the Shares may be not sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.


                                    ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents, warrants, covenants and agrees with Seller and each of the Shareholders that the following representations and warranties are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing Date:

     6.1 ORGANIZATION AND GOOD STANDING OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to make the representations, warranties and agreements made hereunder, to execute and deliver this Agreement and the other documents delivered by Buyer in connection with this Agreement or prior to closing (the "BUYER'S ANCILLARY DOCUMENTS") and to perform its obligations under this Agreement and the Buyer's Ancillary Documents.

     6.2 AUTHORIZATION OF AGREEMENT AND ENFORCEABILITY. This Agreement has been, and the Buyer's Ancillary Documents will be, duly and validly authorized, executed and delivered by Buyer and constitute the valid and legally binding obligation of Buyer enforceable against Buyer in accordance with their respective terms.

     6.3 EFFECT OF AGREEMENT. Neither the execution, delivery, and performance of this Agreement or the Buyer's Ancillary Documents nor the consummation of the transactions contemplated hereby or thereby by Buyer will (a) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Buyer or (b) constitute or result in the breach of, conflict with or give rise to a right of forfeiture, termination, cancellation or acceleration with respect to, any term, condition or provision of, any note, bond, mortgage, indenture, license or other contract or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, except for such conflicts, breaches or defaults as to which written waivers or consents shall have been obtained on or prior to the Closing Date, or (c) violate any law, statute, regulation, judgment, order, writ, injunction, or decree applicable to Buyer or any of its properties or assets.

     6.4 LITIGATION. There is no claim, action, suit, proceeding, arbitration, investigation or inquiry pending before any federal, state, local, or other court or governmental, administrative, or self-regulatory body or agency, or any private arbitration tribunal, or to the knowledge of Buyer threatened against, Buyer, relating to the transactions contemplated by this Agreement.

     6.5 BROKERS. Buyer has not engaged any broker, investment banker or other finder who may be entitled to a fee as a result of the transactions contemplated in this Agreement.


                                    ARTICLE 7
                         CONDITIONS PRECEDENT TO CLOSING

     7.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER TO PROCEED WITH CLOSING. The obligations of Buyer under this Agreement are subject to the fulfillment at or prior to Closing of each of the following conditions to the reasonable satisfaction of Buyer; provided that Buyer, in its discretion, may waive any one or more of such conditions in writing:

                        (a) Accuracy of Representations and Warranties. The
            representations and warranties of Seller and Shareholders contained in this Agreement or any Ancillary Documents shall be true in all material respects on and as of the Closing Date.

                        (b) Performance of Agreements. Seller and Shareholders
            shall have performed all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by Seller or Shareholders at or prior to the Closing.

                        (c) Deliveries. Seller and Shareholders shall have
            delivered or caused to be delivered to Buyer at or prior to Closing all of the following:

                                    (i) a certified copy of the Articles of
                        Incorporation of Seller and a certificate of good standing of Seller issued by the Florida Secretary of State dated within five (5) days of Closing;

                                    (ii) one or more bills of sale and all other
                        necessary instruments of transfer conveying good and marketable title to the Assets and the Shareholders' Intellectual Property to Buyer, in the form attached as Exhibits B and C;

                                    (iii) a properly authorized and executed
                        Assignment and Assumption Agreement between Seller and Buyer, in the form attached as Exhibit D;

                                    (iv) such Patent and trademark
                        assignment/transfer documents as are prepared by the Buyer;

                                    (v) The written consent of the landlord to
                        the assignment of the Lease, in form and substance reasonably acceptable to Buyer; and

                                    (vi) such other documents and certificates
                        as may be required under this Agreement or reasonably requested by Buyer.

     7.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER AND SHAREHOLDERS TO PROCEED WITH CLOSING. The obligations of Seller and Shareholders under this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions to the reasonable satisfaction of Seller and Shareholders; provided that both, in their independent discretion, may jointly waive any one or more of such conditions in writing:

                        (a) Accuracy of Representations and Warranties. The
            representations and warranties of Buyer contained in this Agreement or in any Buyer's Ancillary Document shall be true in all material respects on and as of the Closing.

                        (b) Performance of Agreement. Buyer shall have performed
            all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by Buyer at or prior to the Closing Date.

                        (c) Deliveries by Buyer. Buyer shall have delivered to
            Seller at or prior to the Closing the following:

                                    (i) a certified copy of the Articles of
                        Incorporation of Buyer and a certificate of good standing of Buyer issued by the Delaware Secretary of State dated within five (5) days of Closing; and

                                    (ii) payment of the Asset Purchase Price by
                        delivery of the unregistered Shares in accordance with
                        Section 1.6;

                                    (iii) payment of the Intellectual Property
                        Purchase Price in accordance with Sections 1.7 and 1.8;

                                    (iv) a properly authorized and executed
                        Assignment and Assumption Agreement between Seller and Buyer, in the form attached as Exhibit D; and

                                    (v) such other documents and certificates as
                        may be required under this Agreement or reasonably requested by Seller or Shareholders.

                                    ARTICLE 8
                                   TERMINATION

     8.1 TERMINATION PRIOR TO CLOSING. This Agreement may be terminated prior to Closing as follows:

                        (a) By mutual written consent of the Parties.

                        (b) By Buyer (i) pursuant to Section 1.4(c)(ii) above
            (relating to inadequate Net Equity), and (ii) if any of the conditions set forth in Section 7.1 of this Agreement have not been met and have not been waived in writing by Buyer.

                        (c) By Seller if any of the conditions set forth in
            Section 7.2 of this Agreement have not been met and have not been waived in writing by Seller.

                                    ARTICLE 9
                                 INDEMNIFICATION

     9.1 INDEMNIFICATION BY SELLER OR SHAREHOLDERS. Seller, on the one hand, and Shareholders on the other hand, severally but not jointly, shall indemnify, defend and hold harmless Buyer from, against and in respect of, any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including without limitation interest which may be imposed in connection therewith, and court costs and reasonable fees and disbursements of counsel) resulting from, arising out of or incurred by Buyer in connection with either of the following:

                        (a) any breach of any of their respective
            representations or warranties made in this Agreement, or their respective breach, failure or default under any of their respective covenants or agreements in this Agreement; or

                        (b) their respective debts, obligations, liabilities,
            claims, penalties, fines or damages pertaining to the Assets, the Shareholders' Intellectual Property, or the Business arising before the Closing Date or related to incidents and occurrences prior to the Closing Date, whether or not known to Seller or disclosed to Buyer, and their respective liabilities arising after the Closing, in each case excluding only the Assumed Liabilities.

     9.2 INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend and hold harmless Seller and Shareholders, and each of them, from, against and in respect of, any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including without limitation interest which may be imposed in connection therewith, and court costs and reasonable fees and disbursements of counsel) resulting from, arising out of or incurred by Seller or Shareholders in connection with either of the following:

                        (a) any breach of any of the representations or
            warranties made by Buyer in this Agreement, or breach, failure or default by Buyer in respect of any of the covenants or agreements made by Buyer in this Agreement; or

                        (b) the Assumed Liabilities and any debts, obligations,
            liabilities, claims, penalties, fines or damages pertaining to Buyer or the Business as operated by Buyer after the Closing Date.

     9.3 REMEDIES; NO WAIVER. In addition to all other rights and remedies available to the parties at law, in equity or under this Agreement, each party shall have a right to seek injunctive relief or specific performance for a violation by the other of its obligations under this Agreement. Each of the Parties acknowledges and agrees that the rights being transferred by both Seller and Shareholders are special, valuable, and unique assets of the Business. Seller, Shareholders, and Buyer agree that it would be difficult to measure the damage to the Business from any improper disclosure or from any breach of this Agreement, that injury to the Business from any such breach would be impossible to calculate, and that money damage would therefore be an inadequate remedy for any such breach. Accordingly, the parties agree that in the event of any breach of this Agreement, the damaged party shall be entitled, in addition to all other remedies it may have including money damages, to such full and complete remedies as a court of equity can provide including the remedies of specific performance and an injunction or other appropriate order to restrain any such breach without showing or proving any actual damage to the Business. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement, or available to such party at law or in equity, shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of any such right, power or remedy preclude any or further exercise thereof or the exercise of any other right, power or remedy available to such party. The remedies provided in this Agreement are cumulative and not exclusive of any remedies available at law or equity.

     9.4 THIRD PARTY CLAIMS. If a claim by a third party is made against Buyer, Seller or Shareholders (the "INDEMNIFIED PARTY"), and the Indemnified Party intends to seek indemnity against the other party (the "INDEMNIFYING PARTY") under this Article 9, the Indemnified Party shall promptly notify the Indemnifying Party of such claim. The Indemnifying Party shall have thirty (30) days after receipt of the above-mentioned notice to undertake, conduct and control, through counsel chosen by the Indemnifying Party or its insurer (subject to the consent of the Indemnified Party, such consent not to be unreasonably withheld) and at the Indemnifying Party's expense, the settlement or defense of the claim, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with such efforts. The Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party. The Indemnifying Party shall not settle or compromise any such claim unless it shall have given the Indemnified Party not less than fifteen (15) days' prior written notice of the proposed settlement or compromise and afforded the Indemnified Party an opportunity to consult with the Indemnifying Party regarding the proposed settlement or compromise. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Indemnified Party's notice of a third party claim that the Indemnifying Party elects to undertake the defense of such claim, the Indemnified Party shall have the right to contest, settle or compromise the claim in the exercise of the Indemnified Party's exclusive discretion, but exercising reasonable business judgment, at the expense of the Indemnifying Party.

                                   ARTICLE 10
                               DISPUTE RESOLUTION

     10.1 MANDATORY ARBITRATION. Except as set forth in Section 1.6 of this Agreement, in the event any dispute arises out of or in relation to this Agreement, or a breach hereof, including any dispute regarding the existence, validity, interpretation, scope or termination of this Agreement, and if such dispute cannot be settled within a reasonable time through direct negotiations between the parties, which the parties agree to pursue in good faith, such dispute shall be submitted to binding arbitration conducted in Broward County, Florida, in accordance with the then-current Commercial Rules of the American Arbitration Association ("AAA"). Any arbitration hereunder shall be conducted by a panel of arbitrators consisting of three members constituted with the assistance of the AAA, one of whom shall be a senior or retired judge of the Florida State or Federal court system, one of whom shall be a mutually acceptable member of the image capture solutions industry, and one of whom shall be a mutually acceptable member of the accounting industry. The costs and expenses of the arbitration shall be paid by the party against whom the arbitrators render a decision, if a decision is rendered against a party, otherwise the costs and expenses shall be shared equally between the Buyer, on the one hand, and the Seller and the Shareholders, on the other hand. The arbitrators shall have full power and authority to rule on any question of law in the same manner as any judge of any court of competent jurisdiction, and the decision of the arbitrators shall be final and conclusive upon the parties, and shall not be subject to any appeal or review if the arbitrators have followed the Commercial Rules of the AAA. The arbitrators shall have full power to make any award (including the award of equitable remedies) that shall under the circumstances presented to them be deemed to be proper; provided that the arbitrators shall not have the power to award punitive damages or to limit, expand or otherwise modify the terms of this Agreement. Judgment may be entered upon any award rendered by the arbitrators in accordance with applicable law in any court of competent jurisdiction.

                                   ARTICLE 11
                                     GENERAL

     11.1 EXPENSES, ETC. Buyer on the one hand, and Shareholders on the other hand, shall each pay their respective fees and expenses and the fees and expenses of their own respective counsel, accountants and other advisors or agents arising in connection with the negotiation and preparation of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated.

     11.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the Parties covenants and agrees that all of the representations, warranties, covenants, and agreements set forth in this Agreement and in any Ancillary Document shall survive the Closing and shall not be merged into any instruments of transfer or other Ancillary Documents delivered by any of the Parties at Closing or at any other time.

     11.3 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective heirs, successors and assigns any rights, remedies, obligations, or other liabilities under or by reason of this Agreement.

     11.4 NOTICES. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly delivered (a) on the date of delivery if by personal delivery or by confirmed facsimile transmission; or (b) on the date on which return receipt is signed or delivery is refused if dispatched by certified or registered first class mail, Federal Express or similar service, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

If to Seller or Shareholders to:                 If to Buyer, to:

Richard Cane                                     VideoLabs, Inc.
Wayne Byard                                      5960 Golden Hills Drive
Video Dynamics, Inc.                             Golden Valley, Minnesota 55416
13790 N.W. 4th St., Suite 112                    Attn:  James W. Hansen
Sunrise, FL 33325                                Telephone:  (612) 542-0061
Telephone:  (305) 846-1490                       Telecopier:  (612) 542-0069
Telecopier:  (305) 846-1949


With a copy to:                                  With a copy to:

Kaplan Jaffe & Gates                             Hinshaw & Culbertson
2435 Hollywood Boulevard                         3200 Piper Jaffray Tower
Hollywood, FL 33020                              222 South Ninth Street
Attn: Douglas Kaplan                             Minneapolis, MN 55402
Telephone:  (954) 920-9150                       Attn:  Shane R. Kelley
Telecopier:  (954) 920-9144                      Telephone:  (612) 334-2610
                                                 Telecopier:  (612) 334-8888



or to such other address as such party shall have specified by notice to the other party.

     11.5 FURTHER ASSURANCES. After the Closing, Seller or Shareholders shall, at Buyer's request, execute and deliver to Buyer without further consideration, all such further assignments, conveyances, endorsements, deeds, special powers of attorney, consents and other documents, and take such other action, as Buyer may reasonably request (a) to transfer to, vest and protect in Buyer its right, title and interest in the Assets, and (b) otherwise to consummate or effectuate the transactions contemplated by this Agreement.

     11.6 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits hereto, if any, all of which are incorporated into this Agreement by this reference) supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof and thereof, and this Agreement, together with the Ancillary Documents, constitutes the entire agreement of the parties as to the matters set forth herein and therein.

     11.7 HEADINGS. The article and section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

     11.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties on different counterparts, each of which, when executed, shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. This Agreement shall be effective once one or more counterparts hereof have been executed by all parties hereto.

     11.9 GOVERNING LAW. This Agreement shall be construed as to both validity and performance and governed by and enforced in accordance with the laws of the State of Minnesota, without giving effect to the choice of law principles thereof; provided, however, that in the event of any action concerning this Agreement, such action shall only be commenced in the State or Federal courts sitting in the State of Florida.

     11.10 SEVERABILITY. If any term, covenant, condition, or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions, and provisions of this Agreement shall not be affected thereby and each remaining term, covenant, condition, and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

     11.11 AMENDMENTS. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by all Parties.

     11.12 ASSIGNMENT. Neither the Seller nor the Shareholders may assign their respective rights or obligations under this Agreement without the prior written consent of the Buyer.

     11.13 SUCCESSORS AND ASSIGNS. Subject to the provisions of Section 10.12 hereof, the covenants, agreements, and conditions contained or granted shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, estates, successors, and permitted assigns.

     11.14 CONSTRUCTION OF AGREEMENT. This Agreement and the Ancillary Documents are the results of arm's-length negotiation between the Parties and their respective advisors. Neither this Agreement or any of the Ancillary Documents shall be construed as having been "drafted" by any one Party and shall not be construed against any Party as a drafting party.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

BUYER:                                     SELLER:

VIDEOLABS, INC.                            VIDEO DYNAMICS, INC.



By ____________/s/__________________       By ____________/s/__________________
     James W. Hansen                            Richard M. Cane
     Its President                              Its President

SHAREHOLDER:                               SHAREHOLDER:

RICHARD CANE                               WAYNE BYARD



By __________/s/____________________       By ________/s/______________________
     Richard M. Cane                             Wayne R. Byard